COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS


                                                                                         12 Months Ended
                                                      ------------------------------------------------------------------------------
                                                            June        December     December     December     December     December
                                                            1997          1996         1995         1994         1993         1992
                                                          ---------     --------     --------     --------     --------     --------
                                                                                    (In Thousands of Dollars)

Net Income ...........................................     $232,571     $310,824     $338,007     $323,617     $309,866     $264,347
Taxes on Income ......................................      126,506      169,202      172,388      156,702      140,833      105,994
                                                           --------     --------     --------     --------     --------     --------
Adjusted Net Income ..................................     $359,077     $480,026     $510,395     $480,319     $450,699     $370,341
                                                           --------     --------     --------     --------     --------     --------
Fixed Charges:
      Interest and Amortization of
         Debt Discount and Expense and
         Premium on all Indebtedness .................     $216,541     $203,923     $206,666     $204,206     $199,415     $200,848
      Capitalized Interest ...........................       13,121       15,664       15,050       12,427       16,167       13,800
      Interest Factor in Rentals .....................        1,600        1,548        2,099        2,010        2,144        2,033
                                                           --------     --------     --------     --------     --------     --------
      Total Fixed Charges ............................     $231,262     $221,135     $223,815     $218,643     $217,726     $216,681
                                                           --------     --------     --------     --------     --------     --------

Preferred and Preference
      Dividend Requirements: (1)
      Preferred and Preference Dividends .............     $ 32,525     $ 38,536     $ 40,578     $ 39,922     $ 41,839     $ 42,247
      Income Tax Required ............................       17,694       20,849       20,434       19,074       18,763       16,729
                                                           --------     --------     --------     --------     --------     --------
      Total Preferred and Preference
         Dividend Requirements .......................     $ 50,219     $ 59,385     $ 61,012     $ 58,996     $ 60,602     $ 58,976
                                                           --------     --------     --------     --------     --------     --------

Total Fixed Charges and Preferred
      and Preference Dividend Requirements ...........     $281,481     $280,520     $284,827     $277,639     $278,328     $275,657
                                                           ========     ========     ========     ========     ========     ========

Earnings (2) .........................................     $577,218     $685,497     $719,160     $686,535     $652,258     $573,222
                                                           ========     ========     ========     ========     ========     ========


Ratio of Earnings to Fixed Charges                             2.50         3.10         3.21         3.14         3.00         2.65

Ratio of Earnings to Combined Fixed
      Charges and Preferred and Preference
      Dividend Requirements                                    2.05         2.44         2.52         2.47         2.34         2.08


(1)   Preferred and preference dividend  requirements consist of an amount equal
      to  the  pre-tax   earnings  that  would  be  required  to  meet  dividend
      requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of net income that includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.